AMENDED AND RESTATED BYLAWS

OF

MEDIDATA SOLUTIONS, INC.

(as amended on June 11, 2019)

Page

ARTICLE I	CORPORATE OFFICES 1

1.1	REGISTERED OFFICE 1

1.2	OTHER OFFICES 1

ARTICLE II	MEETINGS OF STOCKHOLDERS 1

2.1	PLACE OF MEETINGS 1

2.2	ANNUAL MEETING 1

2.3	SPECIAL MEETING 1

2.4	NOTICE OF STOCKHOLDERS’ MEETINGS 2

2.5	MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE 2

2.6	QUORUM 3

2.7	ADJOURNED MEETING; NOTICE 3

2.8	ADMINISTRATION OF THE MEETING 3

2.9	VOTING 4

2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING 5

2.11	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS 5

2.12	PROXIES 6

2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE 6

2.14	NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS 7

2.15	PROXY ACCESS FOR DIRECTOR NOMINATIONS 13

ARTICLE III	DIRECTORS 21

3.1	POWERS 21

i

(continued)
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3.2	NUMBER OF DIRECTORS 21

3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS 21

3.4	RESIGNATION AND VACANCIES 21

3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE 22

3.6	REGULAR MEETINGS 22

3.7	SPECIAL MEETINGS; NOTICE 22

3.8	QUORUM 23

3.9	WAIVER OF NOTICE 23

3.10	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING 23

3.11	ADJOURNED MEETING; NOTICE 23

3.12	FEES AND COMPENSATION OF DIRECTORS 23

3.13	REMOVAL OF DIRECTORS 24

ARTICLE IV	COMMITTEES 24

4.1	COMMITTEES OF DIRECTORS 24

4.2	COMMITTEE MINUTES 24

4.3	MEETINGS AND ACTION OF COMMITTEES 24

ARTICLE V	OFFICERS 25

5.1	OFFICERS 25

5.2	APPOINTMENT OF OFFICERS 25

5.3	SUBORDINATE OFFICERS 25

5.4	REMOVAL AND RESIGNATION OF OFFICERS 26

(continued)
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5.5	VACANCIES IN OFFICES 26

5.6	REPRESENTATION OF SHARES OF OTHER CORPORATIONS 26

5.7	AUTHORITY AND DUTIES OF OFFICERS 26

ARTICLE VI	RECORDS AND REPORTS 26

6.1	MAINTENANCE AND INSPECTION OF RECORDS 26

6.2	INSPECTION BY DIRECTORS 27

ARTICLE VII	GENERAL MATTERS 27

7.1	CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS 27

7.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS 27

7.3	STOCK CERTIFICATES; PARTLY PAID SHARES 27

7.4	SPECIAL DESIGNATION ON CERTIFICATES 28

7.5	LOST CERTIFICATES 28

7.6	DIVIDENDS 28

7.7	FISCAL YEAR 28

7.8	SEAL 28

7.9	TRANSFER OF STOCK 29

7.10	STOCK TRANSFER AGREEMENTS 29

7.11	REGISTERED STOCKHOLDERS 29

7.12	WAIVER OF NOTICE 29

ARTICLE VIII	NOTICE BY ELECTRONIC TRANSMISSION 30

8.1	NOTICE BY ELECTRONIC TRANSMISSION 30

(continued)
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8.2	DEFINITION OF ELECTRONIC TRANSMISSION 30

8.3	INAPPLICABILITY 31

ARTICLE IX	INDEMNIFICATION OF AND ADVANCEMENT OF EXPENSES TO DIRECTORS AND OFFICERS 31

9.1	POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE COMPANY 31

9.2	POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY 31

9.3	AUTHORIZATION OF INDEMNIFICATION 32

9.4	GOOD FAITH DEFINED 32

9.5	INDEMNIFICATION BY A COURT 33

9.6	EXPENSES PAYABLE IN ADVANCE 33

9.7	NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES 33

9.8	INSURANCE 34

9.9	CERTAIN DEFINITIONS 34

9.10	SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES 34

9.11	LIMITATION ON INDEMNIFICATION 34

9.12	INDEMNIFICATION OF EMPLOYEES AND AGENTS 35

9.13	EFFECT OF AMENDMENT OR REPEAL 35

ARTICLE X	MISCELLANEOUS 35

10.1	PROVISIONS OF CERTIFICATE GOVERN 35

10.2	CONSTRUCTION; DEFINITIONS 35

10.3	SEVERABILITY 35

(continued)
Page

10.4	AMENDMENT 35

10.5	FORUM SELECTION 36

v

BYLAWS
OF
MEDIDATA SOLUTIONS, INC.
ARTICLE I

CORPORATE OFFICES
1.1    REGISTERED OFFICE.
The registered office of Medidata Solutions, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended and/or restated from time to time (as so amended and/or restated, the “Certificate”).
1.2    OTHER OFFICES.
The Company’s Board of Directors (the “Board”) may at any time establish other offices at any place or places where the Company is qualified to do business.
ARTICLE II

MEETINGS OF STOCKHOLDERS
2.1    PLACE OF MEETINGS.
Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal place of business.
2.2    ANNUAL MEETING.
The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board. At the annual meeting, directors shall be elected and any other proper business may be transacted.
2.3    SPECIAL MEETING.
Unless otherwise required by law or the Certificate, special meetings of the stockholders may be called at any time, for any purpose or purposes, only by (i) the Chairperson, (ii) the Chief Executive Officer, (iii) the President, or (iv) by the Board acting pursuant to a resolution adopted by a majority of the Board, and shall be held at such place, on such date, and at such time as the Board shall determine.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.
2.4    NOTICE OF STOCKHOLDERS’ MEETINGS.
All notices of meetings of stockholders shall be sent or otherwise given in accordance with either Section 2.5 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise required by applicable law. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called. Any previously scheduled meeting of stockholders may be postponed, and, unless the Certificate provides otherwise, any special meeting of the stockholders may be cancelled by resolution duly adopted by a majority of the Board members then in office upon public notice given prior to the date previously scheduled for such meeting of stockholders.
Whenever notice is required to be given, under the DGCL, the Certificate or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given, under any provision of the DGCL, the Certificate or these bylaws, to any stockholder to whom (A) notice of two (2) consecutive annual meetings or (B) all, and at least two (2), payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such person at such person’s address as shown on the records of the Company and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the Company a written notice setting forth such person’s then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the Company is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL.
The exception in subsection (A) of the above paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
2.5    MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.
Notice of any meeting of stockholders shall be given:

(A)    if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Company’s records;
(B)    if electronically transmitted, as provided in Section 8.1 of these bylaws; or
(C)    otherwise, when delivered.
An affidavit of the secretary or an assistant secretary of the Company or of the transfer agent or any other agent of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Notice may be waived in accordance with Section 7.12 of these bylaws.
2.6    QUORUM.
The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.7    ADJOURNED MEETING; NOTICE.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the continuation of the adjourned meeting, the Company may transact any business that was permitted to have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with the provisions of Section 2.4 and Section 2.5 of these bylaws.
2.8    ADMINISTRATION OF THE MEETING.
Meetings of stockholders shall be presided over by the Chairperson, or in the absence of the Chairperson, the Chief Executive Officer of the Company. If both the Chairperson and the Chief Executive Officer will not be present at a meeting of stockholders, such meeting shall be presided over by such chairperson as the Board shall appoint, or, in the event that the Board shall fail to make such appointment, any officer of the Company appointed by the Board. The secretary of the meeting shall be the secretary of the Company, or, in the absence of the secretary of the Company, such person as the chairperson of the meeting appoints.

The Board shall, in advance of any meeting of stockholders, appoint one (1) or more inspector(s), who may include individual(s) who serve the Company in other capacities, including without limitation as officers, employees or agents, to act at the meeting of stockholders and make a written report thereof. The Board may designate one (1) or more persons as alternate inspector(s) to replace any inspector who fails to act. If no inspector or alternate has been appointed or is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspector(s) to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector(s) or alternate(s) shall have the duties prescribed pursuant to Section 231 of the DGCL and other applicable law.
The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including without limitation establishing an agenda of business of the meeting, rules or regulations to maintain order and the safety of those present, limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine, restrictions on entry to the meeting after the time fixed for commencement thereof, limitations on the time allotted to questions or comments by participants and the fixing of the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting (and shall announce such at the meeting). The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chairperson of the meeting should so determine, the chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.9    VOTING.
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as otherwise provided in the Certificate and subject to the provisions of Section 213 of the DGCL and Section 2.11 of these bylaws (relating to the fixing of a date for determination of stockholders of record), each stockholder shall be entitled to that number of votes for each share of capital stock held by such stockholder as set forth in the Certificate, or in the case of shares of preferred stock of the Company (“Preferred Stock”), by resolution of the Board, or in the Certificate, as the case may be.

In all matters, other than the election of directors and except as otherwise required by law, the Certificate or these bylaws or the rules or regulations of any stock exchange applicable to the Company, or pursuant to any regulation applicable to the Company or its securities, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate or these bylaws, at any meeting for the election of directors at which a quorum is present a nominee for director shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
The stockholders of the Company shall not have the right to cumulate their votes for the election of directors of the Company.
2.10    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.
Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividend or liquidation rights, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
2.11    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS.
In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.
If the Board does not fix a record date in accordance with these bylaws and applicable law:
(A)    The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(B)    The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
2.12    PROXIES.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law and filed with the secretary of the Company, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A stockholder may also authorize another person or persons to act for him, her or it as proxy in the manner(s) provided under Section 212(c) of the DGCL or as otherwise provided under Delaware law. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
2.13    LIST OF STOCKHOLDERS ENTITLED TO VOTE.
The officer who has charge of the stock ledger of the Company shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (b) during ordinary business hours, at the Company’s principal place of business.
In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
2.14    NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.
(A)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board, (c) by any stockholder of the Company who (i) was a stockholder of record of the Company at the time the notice provided for in this Section 2.14 is delivered to the Secretary of the Company and at the time of the annual meeting, (ii) shall be entitled to vote at such meeting, and (iii) complies with the notice procedures set forth in this Section 2.14 as to such nomination or business or (d) by any Eligible Stockholder (as defined in Section 2.15) whose Stockholder Nominee (as defined in Section 2.15) is included in the Company’s proxy materials for the relevant annual meeting. For the avoidance of doubt, the foregoing clauses (c) and (d) shall be the exclusive means for a stockholder to make director nominations and the foregoing clause (c) shall be the exclusive means for a stockholder to submit other business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and set forth in the Company’s notice of meeting) before an annual meeting of stockholders.
(2)    Without qualification, for nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.14(A)(1)(c), the stockholder, in addition to any other applicable requirements, must have given timely notice thereof in writing to the Secretary of the Company and, in the case of business other than nominations, any such proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business (as defined below) on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Secretary (whether pursuant to this Section 2.14(A)(2) or Section 2.14(B)) shall set forth:
(a)    as to each person, if any, whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a representation that such person currently intends to serve as a director for the full term for which such person is standing for election, (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (vi) all information with respect to such proposed nominee that would be required by Section 2.14(A)(2)(c)(ii) to be set forth in a stockholder’s notice if such proposed nominee were a stockholder providing notice of a director nomination to be made at the meeting, and (vii) with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2.14(D);
(b)    if the notice relates to any business (other than the nomination of persons for election as directors) that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), (iv) a description of any direct or indirect material interest by security holdings or otherwise of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert therewith, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise), and (v) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
(c)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, if any, and of their respective affiliates and associates, or others acting in concert therewith, (ii)(A) the class or series and number of shares of capital stock of the Company that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner, and by their respective affiliates and associates, or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any, and by their respective affiliates and associates, or others acting in concert therewith, and any other contract, arrangement, understanding or relationship (including, without limitation, any swap profit interest, hedging transaction, repurchase agreement or securities lending or borrowing arrangement) to which such stockholder or beneficial owner, or any of their respective affiliates and associates, or others acting in concert therewith, is, directly or indirectly, a party as of the date of such notice (x) with respect to shares of stock of the Company or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase, maintain or decrease the voting power of such stockholder or beneficial owner, or any of their respective affiliates and associates, or others acting in concert therewith, with respect to, securities of the Company, or which may have payments based in whole or in part, directly or indirectly, on the price, value or volatility (or change in price, value or volatility) of any class or series of securities of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, or any of their respective affiliates and associates, or others acting in concert therewith, has a right to vote any shares of any security of the Company, (D) any short interest in any security of the Company (for purposes of this Section 2.14, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through a contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any right to dividends on the shares of capital stock of the Company owned beneficially by such stockholder or such beneficial owner, if any, or any of their respective affiliates and associates, or others acting in concert therewith, which right is separated or separable from the underlying shares, (F) any proportionate interest in shares of capital stock of the Company or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, or any of their respective affiliates and associates, or others acting in concert therewith, is a general partner or with respect to which such stockholder or such beneficial owner, if any, or any of their respective affiliates and associates, or others acting in concert therewith, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) to which such stockholder or such beneficial owner, if any, or any of their respective affiliates and associates, or others acting in concert therewith, is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (A) through (G) above, as of the date of such notice and including, without limitation, any such interests held by members of the immediate family sharing the same household of such stockholder or such beneficial owner or any of their respective affiliates and associates, or others acting in concert therewith, (iii) any other information relating to such stockholder and beneficial owner, if any, and to their respective affiliates and associates, or others acting in concert therewith, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and the stockholder (or a qualified representative thereof, as defined in Section 2.14(C)(1)) intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least fifty (50%) of the Company’s outstanding capital stock entitled to vote generally in the election of directors, in the case of a nomination, or holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the business to be proposed, in the case of other business, or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (vi) an undertaking by the stockholder and the beneficial owner, if any, to (1) notify the Company in writing of the information set forth in clauses (iii) through (vi) of Section 2.14(A)(ii)(a), clauses (iv) and (v) of Section 2.14(A)(ii)(a) and Section 2.14(A)(2)(c)(ii) as of the record date for the meeting promptly (and, in any event, within five business days) following the later of the record date or the day on which the Company makes a public announcement of the record date and (2) update such information thereafter within two business days of any change in such information, and in any event, as of close of business on the day preceding the meeting date.
The Company may require any proposed nominee to furnish such other information as it may reasonably require (i) to determine the eligibility of such proposed nominee to serve as a director of the Company, including with respect to qualifications established by any committee of the Board (ii) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Company; and (iii) that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.
(3)    Notwithstanding anything in the second sentence of Section 2.14(A)(2) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 2.14 and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least one hundred (100) days prior to the first anniversary of the immediately preceding year’s annual meeting, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new director positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.
(B)    Special Meetings of Stockholders.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.14 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 2.14. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder’s notice in the same form as required by Section 2.14(A)(2) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.14(D)) shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(C)    General.
(1)    Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.14 or, with respect to annual meetings only, Section 2.15, shall be eligible to be elected at any meeting of stockholders of the Company to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.14. Except as otherwise provided by law, the Certificate or these bylaws, the chairperson of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these bylaws (including whether the stockholder solicited or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal or nomination in compliance with such stockholder’s representation as required by Section 2.14(A)(2)(c)(v)). If any proposed nomination or business was not made or proposed, as the case may be, in compliance with these bylaws, then (unless otherwise required by law) the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.14, if the stockholder does not timely provide the notifications and updates contemplated by Section 2.14(A)(2)(c)(vi) or (unless otherwise required by law) if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of these bylaws, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of the stockholders.
(2)    For purpose of this Section 2.14 and Section 2.15: (a) “close of business” shall mean 6:00 p.m. local time at the Company’s corporate headquarters on any calendar day, whether or not the day is a business day; (b) “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder; (c) the term “beneficial owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; and (d) the terms “affiliate” and “associate” have the meanings given to such terms in Rule 12b-2 under the Exchange Act.
(3)    Nothing in this Section 2.14, shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Company’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to nominate and elect a specified number of directors in certain circumstances pursuant to and to the extent provided in any applicable provisions of the Certificate.
(4)    Notwithstanding the foregoing provisions of this Section 2.14, any stockholder intending to propose business or make a director nomination at a stockholder meeting in accordance with this Section 2.14, and each related beneficial owner, if any, shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these bylaws; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals of business or director nominations made or intended to be made by stockholders in accordance with this Section 2.14.
(D)    Submission of Questionnaire, Representation and Agreement.
Pursuant to Section 2.14(A)(2)(a)(vii), to be eligible to be a nominee for election or reelection as a director of the Company, a person whom a stockholder proposes to nominate for such election or reelection must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.14 of these bylaws) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines of the Company, and (D) if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines.
2.15    PROXY ACCESS FOR DIRECTOR NOMINATIONS.
2.15.1    Eligibility.
Subject to the terms and conditions of these bylaws, in connection with an annual meeting of stockholders at which directors are to be elected, the Company (i) shall include in its proxy statement, on its form of proxy and on any ballot distributed at the annual meeting, in addition to any person nominated for election by the Board, the names of, and (ii) shall include in its proxy statement the Additional Information (as defined below) relating to, up to the Authorized Number (as defined below) of nominees for election to the Board submitted pursuant to this Section 2.15 (each, a “Stockholder Nominee”), if:
(a)    the Stockholder Nominee satisfies the eligibility requirements in this Section 2.15;
(b)    the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 2.15 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below);
(c)    the Eligible Stockholder satisfies the requirements in this Section 2.15 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Company’s proxy materials; and
(d)    the additional requirements of these bylaws are met.

2.15.2    Definitions.
(a)    The maximum number of Stockholder Nominees appearing in the Company’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of (x) two or (y) twenty percent (20%) of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.15 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorized Number shall be reduced (i) by any Stockholder Nominee whose name was submitted for inclusion in the Company’s proxy materials pursuant to this Section 2.15 but either is subsequently withdrawn or that the Board decides to nominate as a Board nominee, (ii) by any directors in office or director nominees that in either case shall be included in the Company’s proxy materials with respect to the annual meeting as an unopposed (by the Company) nominee pursuant to an agreement, arrangement or other understanding between the Company and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by the stockholder or group of stockholders, from the Company), (iii) by any directors currently serving on the Board who were Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at the annual meeting by the Board as a Board nominee, (iv) by any Stockholder Nominee who is not included in the Company’s proxy materials or is not submitted for director election for any reason, in accordance with the last sentence of Section 2.15.4(b) and (v) the number of director candidates for which the Secretary of the Board shall have received notice (whether or not subsequently withdrawn) that a shareholder intends to nominate one or more persons for election to the Board of Directors pursuant to Section 2.14 of these Bylaws, but only to the extent the Authorized Number after such reduction with respect to this clause (v) equals or exceeds one. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.
(b)    To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 2.15 must (i) Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of issued and outstanding stock entitled to vote generally in the election of directors) that represents, at all times during such three-year period, including as of the date of the Stockholder Notice, at least three percent (3%) of all then-outstanding shares of common stock of the Company (the “Required Shares”), and (ii) thereafter continue to Own the Required Shares through such annual meeting of stockholders.
For purposes of satisfying the ownership requirements of this Section 2.15.2(b), a group of not more than 20 stockholders and/or beneficial owners may aggregate the number of shares of common stock of the Company that each group member has individually Owned continuously for at least three years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 2.15 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.15. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 shall be treated as only one stockholder or beneficial owner for this purpose. For purposes of determining the denominator to be used in calculating whether an Eligible Stockholder meets the three percent (3%) threshold in paragraph (b)(i) of this Section 2.15, the Eligible Stockholder may rely on information about the outstanding shares of the Company, as set forth in Company’s most recent quarterly or annual report, and any current report subsequent thereto, filed with the SEC pursuant to the Exchange Act prior to the submission of the Stockholder Notice, unless the Eligible Stockholder knows or has reason to know that the information contained therein is inaccurate.
(c)    For purposes of this Section 2.15:
(i)    A stockholder or beneficial owner is deemed to “Own” only those shares of common stock of the Company as to which the person has Net Long Beneficial Ownership. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. The term “person” includes its affiliates. The term “Net Long Beneficial Ownership” shall mean those shares of common stock of the Company as to which a stockholder possesses both (i) the sole voting and investment rights pertaining to the shares and (ii) the sole economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that Net Long Beneficial Ownership shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of common stock of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate.
(ii)    A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (A) the sole voting and investment rights pertaining to the shares and (B) the sole economic interest in (including the opportunity for profit from and risk of loss on) the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

(iii)    A stockholder’s or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice and (A) the person recalls the loaned shares within five business days of being notified that its Stockholder Nominee shall be included in the Company’s proxy materials for the relevant annual meeting, and (B) the person holds the recalled shares through the annual meeting.
(d)    For purposes of this Section 2.15, the “Additional Information” referred to in Section 2.15.1 that the Company will include in its proxy statement is:
(i)    the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(ii)    if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Company’s proxy statement for the annual meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.15, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.15 shall limit the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
2.15.3    Stockholder Notice and Other Informational Requirements.
(a)    The Stockholder Notice shall set forth all information and representations that would be required to be set forth in a stockholder’s notice delivered pursuant to Section 2.14, including all information and representations regarding any nominee for election as a director, any stockholder giving notice of an intent to nominate a candidate for election, and any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 2.15. In addition, such Stockholder Notice shall include:
(i)    a copy of the Schedule 14N that has been or concurrently is filed with the Securities and Exchange Commission (the “SEC”) under the Exchange Act;
(ii)    a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC (A) setting forth and certifying to the number of shares of common stock of the Company that the Eligible Stockholder Owns and has Owned (as defined in Section

2.15.2(c) continuously for at least three years as of the date of the Stockholder Notice, (B) agreeing to continue to Own such shares through the annual meeting, and (C) regarding whether or not it intends to maintain Ownership of the Required Shares for at least one year following the annual meeting;
(iii)    the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Company, setting forth the following additional agreements, representations, and warranties:
(A)    it shall provide (1) within five business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.15, (2) within five business days after (A) the record date for determining the stockholders entitled to vote at the annual meeting (if, prior to the record date, the Company (1) has made a public announcement of such record date or (2) delivered a written notice of the record date (including by electronic mail) to the Eligible Stockholder) or (B) the date on which the Company delivered to the Eligible Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date) the information required under Section 2.14.1(b)(iii)(B) and written statements from the record holder and intermediaries as required under clause (A)(1) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (3) immediate notice to the Company if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting;
(B)    it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have this intent, (2) has not nominated and shall not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.15, (3) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in, a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (4) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Company; and
(C)    it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder provided to the Company, (2) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 2.15, (3) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting, (4) file with the SEC any solicitation materials by or on behalf of the Eligible Stockholder relating to the Company’s annual meeting of stockholders, one or more of the Company’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Regulation 14A under the Exchange Act, or whether any exemption from filing is available for the materials under Regulation 14A under the Exchange Act, and (5) at the request of the Company, promptly, but in any event within five business days after such request (or by the day prior to the day of the annual meeting, if earlier), provide to the Company such additional information as reasonably requested by the Company; and
(D)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Company demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed 20, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 2.15.2(b).
(b)    To be timely under this Section 2.15, the Stockholder Notice must be delivered by a stockholder to the Secretary at the Company’s corporate headquarters by the close of business (as defined in Section 2.14.3(b)) not less than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Company’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement (as defined in Section 2.14.3(b)) of the date of such meeting is first made by the Company. The proviso of the previous sentence shall not be interpreted to give additional time for the giving of a Stockholder Notice where the annual meeting occurs more than 30 days earlier than the anniversary date of the immediately preceding annual meeting. In no event shall the adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder Notice.
(c)    The Stockholder Notice shall include, for each Stockholder Nominee, a completed and signed questionnaire, representation and agreement required by Section 2.14(D). At the request of the Company, the Stockholder Nominee must promptly, but in any event within five business days after such request, provide to the Company such other information as it may reasonably request. The Company may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.15, including the information described in the last paragraph of Section 2.14.1(b).

(d)    In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Company or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.15.
(e)    All information provided pursuant to this Section 2.15.3 shall be deemed part of the Stockholder Notice for purposes of this Section 2.15.
2.15.4    Proxy Access Procedures.
(a)    Notwithstanding anything to the contrary contained in this Section 2.15, the Company may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Company, if:
(i)    the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 2.15, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 2.15 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these bylaws, including, but not limited to, its obligations under this Section 2.15;
(ii)    the Stockholder Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the common stock of the Company are listed and as a “non-employee director” under Rule 16b-3 under the Exchange Act, (C) is or has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years, or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or
(iii)    the election of the Stockholder Nominee to the Board would cause the Company to violate the Articles, these bylaws, or any applicable law, rule, regulation or listing standard.

(b)    An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 2.15 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Company’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Company. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.15 exceeds the Authorized Number, the Stockholder Nominees to be included in the Company’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.15 shall be selected from each Eligible Stockholder for inclusion in the Company’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Company each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Company and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.15 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.15 thereafter is nominated by the Board, thereafter is not included in the Company’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.15), no other nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee.
(c)    Any Stockholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice), or (ii) does not receive a number of votes cast in favor of his or her election that is at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote generally in the election of directors, shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.15 for the next two annual meetings.
(d)    Notwithstanding the foregoing provisions of this Section 2.15, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 2.14(C)(1), does not appear at the annual meeting of stockholders of the Company to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Company. Without limiting the Board’s power and authority to interpret any other provisions of these bylaws, the Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 2.15 and to make any and all determinations necessary or advisable to apply this Section

2.15 to any persons, facts or circumstances. This Section 2.15 shall be the exclusive method for stockholders to include nominees for director election in the Company’s proxy materials.
ARTICLE III

DIRECTORS
3.1    POWERS.
Subject to the provisions of the DGCL and any limitations in the Certificate, the business and affairs of the Company shall be managed and all corporate powers shall be exercised by or under the direction of the Board.
3.2    NUMBER OF DIRECTORS.
The Board shall consist of one or more members, each of whom shall be a natural person. The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one (1) member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.
Directors need not be stockholders unless so required by the Certificate or these bylaws. The Certificate or these bylaws may prescribe other qualifications for directors. Each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
3.4    RESIGNATION AND VACANCIES.
Any director may resign at any time upon written notice or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Vacancies occurring on the Board for any reason and newly created directorships, resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified.
3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6    REGULAR MEETINGS.
Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.
3.7    SPECIAL MEETINGS; NOTICE.
Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, or a majority of the authorized number of directors. The person(s) authorized to call special meetings of the Board may fix the place and time of the meeting.
Notice of the time and place of special meetings shall be:
(A)    delivered personally by hand, by courier or by telephone;
(B)    sent by United States first-class mail, postage prepaid;
(C)    sent by facsimile; or
(D)    sent by electronic mail,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Company’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated either to the director or to a person at the office of the director who the person giving notice has reason to believe will promptly communicate such notice to the director. The notice need not specify the place of the meeting if the meeting is to be held at the Company’s principal executive office nor the purpose of the meeting.

3.8    QUORUM.
Except as otherwise required by law or the Certificate, at all meetings of the Board, a majority of the authorized number of directors (as determined pursuant to Section 3.2 of these bylaws) shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.11 of these bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or these bylaws.
3.9    WAIVER OF NOTICE.
Whenever notice is required to be given under any provisions of the DGCL, the Certificate or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.
3.10    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.
Unless otherwise restricted by the Certificate or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.11    ADJOURNED MEETING; NOTICE.
If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.12    FEES AND COMPENSATION OF DIRECTORS.
Unless otherwise restricted by the Certificate or these bylaws, the Board shall have the authority to fix the compensation of directors.
3.13    REMOVAL OF DIRECTORS.

Any director may be removed from the Board by the stockholders of the Company only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors.
ARTICLE IV

COMMITTEES
4.1    COMMITTEES OF DIRECTORS.
The Board may designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise such lawfully delegable powers and duties as the Board may confer.
4.2    COMMITTEE MINUTES.
Each committee shall keep regular minutes of its meetings and report to the Board when required.
4.3    MEETINGS AND ACTION OF COMMITTEES.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(A)    Section 3.5 (relating to place of meetings and meetings by telephone);
(B)    Section 3.6 (relating to regular meetings);
(C)    Section 3.7 (relating to special meetings and notice);
(D)    Section 3.8 (relating to quorum);
(E)    Section 3.9 (relating to waiver of notice);
(F)    Section 3.10 (relating to action without a meeting); and
(G)    Section 3.11 (relating to adjournment and notice of adjournment)
of these bylaws, with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.

Notwithstanding the foregoing:
(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)    special meetings of committees may also be called by resolution of the Board or by resolution of the committee; and
(iii)    notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.
ARTICLE V

OFFICERS
5.1    OFFICERS.
The officers of the Company shall be a Chief Executive Officer, President, Chief Financial Officer and a Secretary. The Company may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a Treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws.
Any number of offices may be held by the same person.
5.2    APPOINTMENT OF OFFICERS.
The Board shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. A failure to elect officers shall not dissolve or otherwise affect the Company.
5.3    SUBORDINATE OFFICERS.
The Board may appoint, or empower the Chief Executive Officer or the President of the Company to appoint, such other officers and agents as the business of the Company may require, other than the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4    REMOVAL AND RESIGNATION OF OFFICERS.

Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer appointed by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
5.5    VACANCIES IN OFFICES.
Any vacancy occurring in any office of the Company may only be filled by the Board or as provided in Section 5.3 of these bylaws.
5.6    REPRESENTATION OF SHARES OF OTHER CORPORATIONS.
The Chairperson of the Board, the Chief Executive Officer, the President or the Chief Financial Officer, or any other person authorized by the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Chief Financial Officer, is authorized to vote, represent, and exercise on behalf of the Company all rights incident to any and all shares or other equity interests of any other company or entity standing in the name of the Company. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7    AUTHORITY AND DUTIES OF OFFICERS.
In addition to the foregoing authority and duties, all officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board.
ARTICLE VI

RECORDS AND REPORTS
6.1    MAINTENANCE AND INSPECTION OF RECORDS.
The Company shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders, listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws, as may be amended to date, minute books, accounting books and other records.
Any such records maintained by the Company may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Company shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the DGCL. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.
6.2    INSPECTION BY DIRECTORS.
Any director shall have the right to examine the Company’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.
ARTICLE VII

GENERAL MATTERS
7.1    CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS.
From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Company, and only the persons so authorized shall sign or endorse those instruments.
7.2    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.
Except as otherwise provided in these bylaws, the Board, or any officers of the Company authorized thereby, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances.
7.3    STOCK CERTIFICATES; PARTLY PAID SHARES.
The shares of the Company shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Company by the Chairperson of the Board or a vice-chairperson of the Board, or the President or vice-president, and by the Treasurer or an assistant treasurer, or the Secretary or an assistant secretary of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
7.4    SPECIAL DESIGNATION ON CERTIFICATES.

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.5    LOST CERTIFICATES.
Except as provided in this Section 7.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to provide evidence of such loss, theft or destruction and/or give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.6    DIVIDENDS.
The Board, subject to any restrictions contained in either (a) the DGCL or (b) the Certificate, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock.
The Board may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
7.7    FISCAL YEAR.
The fiscal year of the Company shall be fixed by resolution of the Board and may be changed by the Board.
7.8    SEAL.
The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.9    TRANSFER OF STOCK.

Transfers of stock shall be made only upon the transfer books of the Company kept at an office of the Company or by transfer agents designated to transfer shares of the stock of the Company. Except where a certificate is issued in accordance with Section 7.5 of these bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefore. Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.
7.10    STOCK TRANSFER AGREEMENTS.
The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.
7.11    REGISTERED STOCKHOLDERS.
The Company:
(A)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(B)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
7.12    WAIVER OF NOTICE.
Whenever notice is required to be given under any provision of the DGCL, the Certificate or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these bylaws.
ARTICLE VIII

NOTICE BY ELECTRONIC TRANSMISSION
8.1    NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate or these bylaws, any notice to stockholders given by the Company under any provision of the DGCL, the Certificate or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any such consent shall be deemed revoked if:
(A)    the Company is unable to deliver by electronic transmission two consecutive notices given by the Company in accordance with such consent; and
(B)    such inability becomes known to the secretary or an assistant secretary of the Company or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)    if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;
(iii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iv)    if by any other form of electronic transmission, when directed to the stockholder.
An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
8.2    DEFINITION OF ELECTRONIC TRANSMISSION.
An “electronic transmission” means any form of communication, including without limitation an email communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
8.3    INAPPLICABILITY.
Notice by a form of electronic transmission shall not apply to Section 164 (relating to failure to pay for stock; remedies), Section 296 (relating to adjudication of claims; appeal), Section 311

(relating to revocation of voluntary dissolution), Section 312 (relating to renewal, revival, extension and restoration of certificate of incorporation) or Section 324 (relating to attachment of shares of stock or any option, right or interest therein) of the DGCL.
ARTICLE IX

INDEMNIFICATION OF AND ADVANCEMENT OF EXPENSES TO DIRECTORS AND OFFICERS
9.1    POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE COMPANY.
Subject to Section 9.3 of these bylaws, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Company or any predecessor of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2    POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY.
Subject to Section 9.3 of these bylaws, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Company or any predecessor of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3    AUTHORIZATION OF INDEMNIFICATION.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2 of these bylaws, as the case may be. Such determination shall be made, with respect to a person who is either a director or officer at the time of such determination or a former director or officer, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders (but only if a majority of the directors who are not parties to such action, suit or proceeding, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination). To the extent, however, that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4    GOOD FAITH DEFINED.
For purposes of any determination under Section 9.3 of these bylaws, to the fullest extent permitted by applicable law, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Section 9.4 shall mean any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or Section 9.2 of these bylaws, as the case may be.
9.5    INDEMNIFICATION BY A COURT.

Notwithstanding any contrary determination in the specific case under Section 9.3 of this Article IX, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 and Section 9.2 of these bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 9.1 or Section 9.2 of these bylaws, as the case may be. Neither a contrary determination in the specific case under Section 9.3 of these bylaws nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 9.5 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application to the fullest extent permitted by applicable law.
9.6    EXPENSES PAYABLE IN ADVANCE.
To the fullest extent not prohibited by the DGCL, or by any other applicable law, expenses incurred by a person who is or was a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any person in his or her capacity as a director or officer (and not in any other capacity) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article IX.
9.7    NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.
The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Section 9.1 and Section 9.2 of these bylaws shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 of these bylaws but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
9.8    INSURANCE.

To the fullest extent permitted by the DGCL or any other applicable law, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director, officer, employee or agent of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9    CERTAIN DEFINITIONS.
For purposes of this Article IX, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent company, or is or was a director or officer of such constituent company serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article IX.
9.10    SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.
The rights to indemnification and advancement of expenses conferred by this Article IX shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and other personal and legal representatives of such a person.
9.11    LIMITATION ON INDEMNIFICATION.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5 of these bylaws), the Company shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.
9.12    INDEMNIFICATION OF EMPLOYEES AND AGENTS.

The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Article IX to directors and officers of the Company.
9.13    EFFECT OF AMENDMENT OR REPEAL.
Neither any amendment or repeal of any Section of this Article IX, nor the adoption of any provision of the Certificate or the bylaws inconsistent with this Article IX, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article IX existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article IX, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article IX, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE X

MISCELLANEOUS
10.1    PROVISIONS OF CERTIFICATE GOVERN.
In the event of any inconsistency between the terms of these bylaws and the Certificate, the terms of the Certificate will govern.
10.2    CONSTRUCTION; DEFINITIONS.
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.
10.3    SEVERABILITY.
In the event that any bylaw or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remaining bylaws will continue in full force and effect.
10.4    AMENDMENT.
In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal these bylaws. The affirmative vote of at least a majority of the Board then in office shall be required in order for the Board to adopt, amend, alter or repeal these bylaws. No bylaw hereafter legally amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such bylaw had not been amended, altered or repealed.

Except as otherwise set forth in these bylaws, these bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of the holders of at least a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such annual or special meeting.
10.5    FORUM SELECTION.
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 10.5.